Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Relating to Preliminary Prospectus Supplement dated October 28, 2013

Registration No. 333-178443

This free writing prospectus of Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), relates only to the offering of its common stock, par value $0.01 per share (the “Common Stock”), described in, and should be read together with, the preliminary prospectus supplement dated October 28, 2013 (the “Preliminary Prospectus Supplement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended. The Preliminary Prospectus Supplement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/849213/000119312513413468/d617087d424b3.htm

This free writing prospectus updates the Preliminary Prospectus Supplement and should be read together with the Preliminary Prospectus Supplement, including the section entitled ‘‘Risk Factors’’ beginning on page S-11 of the Preliminary Prospectus Supplement. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus Supplement.

This free writing prospectus reflects the following updates to the Preliminary Prospectus Supplement.

1. The disclosure throughout the Preliminary Prospectus Supplement is updated to reflect that the Company is selling 12,100,000 shares of the Common Stock at a public offering price of $45.00 per share and is granting the underwriters the option to purchase up to an additional 1,815,000 shares of the Common Stock from the Company to cover over-allotments.

2. As a result of the decrease in the size of the offering, the disclosure on Page S-19 of the Preliminary Prospectus Supplement in the table under “Use of Proceeds” is updated to reflect that the Company estimates to repay indebtedness in the amount of $297 million.

3. As a result of the decrease in the Company’s estimate of the repayment of indebtedness, the disclosure on Page S-21 of the Preliminary Prospectus Supplement in the table under “Capitalization” is updated to reflect that Total Long-Term Debt as of June 30, 2013, on an as adjusted basis, was $3,588 million.

THE COMPANY HAS FILED A PRELIMINARY PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS SUPPLEMENT AND THE OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, THE PRELIMINARY PROSPECTUS SUPPLEMENT MAY BE OBTAINED FROM GOLDMAN, SACHS & CO., PROSPECTUS DEPARTMENT, 200 WEST STREET, NEW YORK, NY, 10282, TELEPHONE: 1-866-471-2526, FACSIMILE: 212-902-9316, OR BY EMAILING PROSPECTUS-NY@NY.EMAIL.GS.COM, OR FROM J.P. MORGAN SECURITIES LLC, ATTENTION: BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, TELEPHONE: 866-803-9204.